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NEWS                           RE:
BULLETIN                         Standard Financial, Inc.
                                 800 Burr Ridge Parkway
From:                            Burr Ridge, IL 60521
                                 NASDAQ: STND
FRB
The Financial Relations Board, Inc.

FOR FURTHER INFORMATION:

     At Standard Financial:   At The Financial Relations Board:
     Thomas Ryan              General Inquires Analyst Inquiries
     Executive VP/CFO/COO     Bill Murphy      Brendan Fitzpatrick
     (708) 986-7833           (312) 266-7800   (312) 266-7800


FOR IMMEDIATE RELEASE - July 3, 1996



STANDARD FINANCIAL COMPLETES SHARE REPURCHASE

Chicago,IL, July 3,1996 -- Standard Financial, Inc.
(NASDAQ:STND), the holding company for Standard Federal Bank for savings of Chicago, today announced that the Company had completed the previously authorized repurchase of 847,250 shares of outstanding common stock. After the completion of the repurchase, the Company has approximately 16,345,876 million shares of common stock outstanding.

     In accordance with the parameters set by Standard
Financial's Board of Directors, the purchases were made from time to time since the repurchase was authorized on February 1, 1996, at the prevailing market price. The purchased stock will be used to fulfill the Company's obligation under a variety of its benefit plans and for general corporate purposes.

     Headquartered in Chicago, Standard Financial, Inc. is a community-oriented institution offering a variety of retail financial services to met the needs of the communities it serves. The bank operates 14 full-service offices on the southwest side of Chicago and in the nearby western and southwestern suburbs.


          For more information on Standard Financial, Inc.
                via facsimile at no additional cost,
                   simply dial 1-800-PRO-INFO and
                  select Company Code number 186 or
                         ticker symbol STND.